Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Relations Contact:

Daniel E. Bachus

Chief Financial Officer

Grand Canyon Education, Inc.

602-639-6648

Dan.bachus@gce.com

GRAND CANYON EDUCATION, INC. REPORTS

FOURTH QUARTER 2020 RESULTS

PHOENIX, AZ., February 17, 2021—Grand Canyon Education, Inc. (NASDAQ: LOPE), (“GCE” or the “Company”), is a publicly traded education services company that currently provides services to 25 university partners. GCE provides a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE today announced financial results for the quarter ended December 31, 2020.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2020 Results

For the three months ended December 31, 2020:

●	Service revenue was $238.3 million for the fourth quarter of 2020 compared to $213.2 million for the fourth quarter of 2019. The 11.7% increase year over year in service revenue was primarily due to an increase in enrollments at our university partners between years and an increase in revenue per student year over year. The increase in revenue per student is primarily due to Grand Canyon University (“GCU”), our most significant university partner, moving back the start of its ground traditional Fall semester such that there were five more revenue producing days in the fourth quarter of 2020 as compared to the fourth quarter of 2019 which increased the service revenue we earned. Our revenue is growing faster at our other university partners than at GCU and we generally generate a higher revenue per student on our service agreements with those partners than on our service agreement with GCU. This higher revenue is due to our service agreements with other partners generally providing us a higher revenue share percentage, the partners having higher tuition rates than GCU and the majority of their students taking more credits per semester on average as they are in accelerated programs. These increases in revenue per student were partially offset by approximately 4,900 of GCU’s traditional campus students electing to attend the Fall semester entirely in the online modality due to COVID-19 concerns. As a result, 2020 Fall semester fees, room and board and other ancillary revenues for the fourth quarter of 2020 at GCU were lower than in the comparable period in the prior year which reduced the service revenue we earned.
●	Partner enrollments grew 8.5% and totaled 115,997 at December 31, 2020 as compared to 106,861 at December 31, 2019. Enrollments at GCU grew to 111,624 at December 31, 2020, an increase of 8.3% over enrollments at December 31, 2019, while enrollments at our other university partners were 4,373, an increase of 16.6% over enrollments at December 31, 2019. Excluded in other university partner enrollments at December 31, 2020 are enrollments from a university partner in which we and the university partner mutually agreed that the service agreement would not be extended upon its expiration. Excluding the December 31, 2019 enrollments from this partner, other university partner enrollments grew 21.8% year over year.
●	Operating income for the three months ended December 31, 2020 was $97.3 million, an increase of $15.3 million as compared to $82.0 million for the same period in 2019. The operating margin for the three months ended December 31, 2020 was 40.8%, compared to 38.4% for the same period in 2019. The operating margin in the fourth quarter of 2020 was positively impacted by increased service revenue we earned as a result of the shift in the start date for the Fall traditional campus at GCU and was negatively impacted by the reduced service revenue we earned as a result of the lower 2020 Fall semester fees, room and board as we incur limited operating expenses to deliver those services. It was also positively impacted by cost savings such as lower travel costs.

●	The tax rate in the three months ended December 31, 2020 was 22.1% compared to 18.7% in the same period in 2019. The 2019 effective tax rate was lower due to some large, one-time, favorable discreet items related to state income taxes.

●	Net income increased 13.2% to $86.8 million for the fourth quarter of 2020, compared to $76.7 million for the same period in 2019. As adjusted net income was $88.4 million and $78.4 million for the fourth quarters of 2020 and 2019, respectively.

●	Diluted net income per share was $1.86 and $1.59 for the fourth quarters of 2020 and 2019, respectively. As adjusted diluted net income per share was $1.89 and $1.63 for the fourth quarters of 2020 and 2019, respectively.

●	Adjusted EBITDA increased 17.2% to $107.8 million for the fourth quarter of 2020, compared to $92.0 million for the same period in 2019.

For the year ended December 31, 2020:

●	Service revenue was $844.1 million for the year ended December 31, 2020 compared to $778.6 million for the same period in 2019. The 8.4% increase year over year in service revenue was primarily due to an increase in enrollments at our university partners partially offset by a decrease in revenue per student year over year. The decrease in revenue per student is primarily due to the revenue impacts caused by COVID-19 on our university partners and thus on the service revenue we earned including GCU shifting its move-in date for residential students back to the week of September 21, 2020, which reduced room and board revenue and certain other ancillary revenue for residential students for the Fall 2020 semester by three weeks. GCU recommended that traditional campus residential students move off campus near the end of the Spring semester, only a small number of GCU’s students remained on campus in the summer of 2020 and approximately 4,900 of GCU’s traditional campus students elected to attend the Fall semester entirely in the online modality. As a result, 2020 Spring, Summer and Fall semester fees, room and board and other ancillary revenues per student at GCU were lower than in the comparable period in the prior year. These decreases were partially offset by higher revenue growth with other university partners that generate greater revenue per student than our partnership with GCU, GCE receiving the full benefit of the acquisition of Orbis Education in 2020 and an additional day of revenue in 2020 due to the Leap Year.
●	Operating income for the year ended December 31, 2020 was $277.4 million, an increase of $12.3 million as compared to $265.1 million for the same period in 2019. The operating margin for the year ended December 31, 2020 was 32.9%, compared to 34.1% for the same period in 2019. The increase in operating income between years is primarily due to the increase in enrollments, the growth in the number of university partners and off-campus classroom and laboratory sites during the past twelve months, cost savings such as lower travel costs and leveraging costs across an increasing revenue base, partially offset by the revenue impacts caused by COVID-19 on our university partners and thus on the service revenue we earned.

●	The tax rate in the year ended December 31, 2020 was 22.8% compared to 18.4% in the same period in 2019. The lower effective tax rate in 2019 resulted from an agreement with the Arizona Department of Revenue regarding previously filed refund claims related to income tax obligations for prior calendar years, which resulted in a favorable tax impact of $5.9 million recorded as a discrete tax item in the first quarter of 2019. In 2020, the effective tax rate was also impacted by lower excess tax benefits, which declined to $1.4 million in the year ended December 31, 2020 as compared to $7.2 million in the same period in 2019. The lower excess tax benefits are primarily due to a decrease in our stock price between years and fewer stock option exercises. The increases in our effective tax rate were partially offset by an increase in contributions in lieu of state income taxes to school sponsoring organizations from $4.0 million in the year ended December 31, 2019 to $5.0 million for the same period in 2020.

●	Net income decreased 0.8% to $257.2 million for the year ended December 31, 2020, compared to $259.2 million for the same period in 2019. As adjusted net income was $263.7 million and $264.6 million for the year ended December 31, 2020 and 2019, respectively.

●	Diluted net income per share was $5.45 and $5.37 for the year ended December 31, 2020 and 2019, respectively. As adjusted diluted net income per share was $5.59 and $5.48 for the year ended December 31, 2020 and 2019, respectively.

●	Adjusted EBITDA increased 4.0% to $323.8 million for the year ended December 31, 2020, compared to $311.3 million for the same period in 2019.

Balance Sheet and Cash Flow

Our unrestricted cash and cash equivalents and investments were $256.6 million and $143.9 million at December 31, 2020 and 2019, respectively. Our credit facility had an available line of credit of $150.0 million as of December 31, 2020.

GCE announced today that in December 2020 and January 2021 the Company’s Board of Directors increased the authorization under its existing stock repurchase program by $100.0 million and $100.0 million, respectively, reflecting an aggregate authorization for share repurchases since the initiation of our program of $500.0 million.  The new authorization allows the Company to repurchase the Company’s common stock from time to time at management’s discretion during the period ending December 31, 2021, unless such period is extended or shortened by the Board of Directors.  As of December 31, 2020, there remained $148.3 million available under our current share repurchase authorization (which authorization was increased to $248.3 million in January 2021.) As of February 12, 2020, the Company had 46,873,732 million shares of common stock outstanding.  The plan permits the Company to make purchases in the open market at prevailing market prices or in privately negotiated transactions in compliance with applicable securities laws and other legal requirements.  The level of purchase activity is subject to market conditions and other investment opportunities.  The plan does not obligate GCE to acquire any particular amount of common stock and may be suspended or discontinued at any time.  The repurchase program may be funded using the Company’s available cash and revolving credit facility.

Arrangements with GCU

In conjunction with the Asset Purchase Agreement with GCU, we received a secured note (the “Secured Note”) as consideration for the transferred assets. The Secured Note contains customary commercial credit terms, including affirmative and negative covenants applicable to GCU, and provides that the Secured Note bears interest at an annual rate of 6%, has a maturity date of June 30, 2025, and is secured by all the assets of GCU. The Secured Note provides for GCU to make interest only payments during the term, with all principal and accrued and unpaid interest due at maturity, and also provides that we may loan additional amounts to GCU to fund approved capital expenditures during the first three years of the term. As of December 31, 2020, the Company had loaned an additional $99,815 to GCU, net of repayments. GCU believes that its cash flows from operations are currently sufficient to fund all of its capital expenditures although it is possible that it will continue to borrow from us for short term cash flow needs.

Net cash provided by operating activities for the years ended December 31, 2020 and 2019 was $308.8 million and $306.3 million, respectively. The slight increase in cash generated from operating activities between the years ended December 31, 2019 and 2020 was primarily due to changes in other working capital balances. We define working capital as the assets and liabilities, other than cash, generated through GCE’s primary operating activities. Changes in these balances are included in the changes in assets and liabilities presented in the statement of cash flows.

Net cash used in investing activities was $19.4 million and $405.9 million for the years ended December 31, 2020 and 2019, respectively. Our cash used in investing activities in 2020 was primarily related to capital expenditures of $29.4 million partially offset by proceeds from the sale of investments of $10.6 million. Funding to GCU for the year ended December 31, 2020 net of repayments totaled nil. Our cash used in investing activities in 2019 was primarily related to the acquisition of Orbis Education, the funding of capital expenditures to GCU, and the liquidation of short-term investments and capital expenditures. We paid $361.2 million, net of cash acquired, to acquire Orbis Education on January 22, 2019. Funding to GCU for capital expenditures during the year ended December 31, 2019 totaled $69.8 million, net of repayments made by GCU of $100.0 million in 2019. Proceeds from investments, net of purchases of short-term investments, was $47.8 million for the year ended December 31, 2019. Capital expenditures were $22.4 million for the year ended December 31, 2019. During the years ended December 31, 2020 and 2019, capital expenditures primarily consisted of leasehold improvements and equipment for new off-campus classroom and laboratory sites, internally developed software, as well as purchases of computer equipment, other internal use software projects and furniture and equipment to support our increasing employee headcount. The increase in capital expenditures year over year is due to the increase in off-campus classrooms and laboratory sites between years. As of December 31, 2020, 30 off-campus classroom and laboratory sites were opened compared to 23 as of December 31, 2019.

Net cash used in financing activities was $166.3 million for the year ended December 31, 2020. During 2020, $129.0 million was used to purchase treasury stock in accordance with GCE’s share repurchase program and $5.0 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards. Principal payments on notes payable totaled $33.1 million, partially offset by proceeds from the exercise of stock options of $0.9 million. Net cash provided by financing activities was $40.1 million for the year ended December 31, 2019. During 2019, $243.8 million of proceeds was drawn on the term loan, and $26.3 million was drawn and repaid on the revolver in 2019, and the term loan balance of the prior credit agreement of $59.9 million was repaid along with the repayment of $101.3 million of principal and revolver payments on the new credit facility. In addition, $2.4 million of debt issuance costs were incurred on the new credit facility and $8.1 million was used to purchase common shares withheld in lieu of income taxes resulting from the vesting of restricted share awards and $35.8 million was used to purchase treasury stock in accordance with GCE’s share repurchase program. Proceeds from the exercise of stock options of $3.8 million were received for the year ended December 31, 2019.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2020 Results

Impact of COVID-19

In March 2020, the World Health Organization declared the COVID-19 outbreak to be a global pandemic. This contagious outbreak, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions and mandated non-essential business closures, have adversely affected workforces, organizations, customers, economies and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours, and that of our university partners. Due to the economic disruption caused by the COVID-19 pandemic, the National Bureau of Economic Research announced in June 2020 that the United States entered into a recession in February 2020.

GCE has a long-term master services agreement with GCU (the “Master Services Agreement”) pursuant to which GCE provides education services to GCU in return for 60% of GCU’s tuition and fee revenues, which includes fee revenues from room, board, and other ancillary businesses including a student-run golf course and hotel. GCU has three types of students: traditional ground university students, who attend class on its campus in Phoenix, Arizona and of which approximately 70% have historically lived on campus in university owned residence halls; professional studies students, who are working adult students who attend class one night a week on the Phoenix campus; and online students who attend class fully online.

The COVID-19 outbreak, as well as measures taken to contain its spread, has impacted GCU’s students and its business in a number of ways. Beginning in March 2020, GCU’s programs for its professional studies students and its traditional ground university students were immediately converted to an online learning environment and residential students were strongly encouraged to move off campus. Summer 2020 semester classes were moved to an online environment as well and most students were given the choice of attending the Fall semester in person or completely online. Given GCE’s historical experience delivering online education services and the fact that all of GCU’s students and faculty use the university’s online learning management system for at least some of the coursework, the transition has been seamless and thus, the university has not incurred a significant decrease in tuition revenue or significant increase in costs associated with this transition. The following impacts from the COVID-19 pandemic, however, did serve to reduce GCU’s non-tuition revenue during its Spring, Summer and Fall 2020 semesters and, consequently, the service revenues we earned under the Master Services Agreement:

●	Traditional ground university students who elected to move off campus near the end of the Spring 2020 semester received partial refunds for dormitory and meal payments, which reduced GCU’s revenue and thus the service revenues earned by GCE in the last nine days of March and the month of April;

●	Ancillary businesses operated by GCU such as its hotel and merchandise shops were closed in late March. Some of these businesses remain closed while others opened with scaled back operations in mid-September, which reduced and will continue to reduce GCU’s revenues and thus the service revenues earned by GCE until these businesses are fully reopened;

●	Limited residential students remained on campus during the Summer semester, which reduced GCU’s dormitory and ancillary revenues and thus the service revenues earned by GCE;

●	GCU’s doctoral students are required to attend two residencies on the university’s campus and at its hotel in Phoenix, Arizona as part of their dissertation. On an annual basis approximately 3,000 learners attend the week-long residency, most of whom have historically attended in the Summer. Most of the residencies who were scheduled for the last week of March through the end of July were cancelled. The doctoral residencies scheduled for August through December were held at another location with lower than normal attendance resulting in lower GCU revenues including at its hotel, and thus reduced the service revenues earned by GCE;

●	GCU shifted its start date for the Fall semester for its traditional ground students from August 24, 2020 to September 8, 2020, which had the effect of moving tuition revenue for all GCU traditional students, and certain ancillary revenue for residential students, from the third quarter of 2020 to the fourth quarter of 2020; and

●	GCU shifted its move-in date for its residential students to the week of September 21, 2020, which reduced housing revenue and certain ancillary revenue for residential students by three weeks. In addition, approximately 4,900 of GCU’s traditional campus students elected to attend the Fall semester entirely in the online modality. Residential enrollment for the Fall of 2020 was approximately 11,500 whereas residential bed capacity is approximately 14,500. This reduction in residential students caused a reduction in GCU’s revenue and thus the service revenues earned by GCE.

In January 2021, GCU announced the first week of the Spring 2021 semester would be completed in an online modality to provide greater flexibility for students returning to campus after the holidays. Face-to-face instruction for the Spring semester for its traditional ground students commenced on January 11, 2021. Approximately 3,500 traditional ground students have elected to complete the Spring semester entirely in the online modality. Spring semester face-to-face instruction will end April 1, 2021 for approximately 80% of classes, followed by two weeks of online instruction from April 5, 2021 through April 16, 2021 with Spring Break from April 19, 2021 to April 25, 2021. These changes will have the effect of reducing GCU’s dormitory and ancillary revenues in the Spring of 2021 and thus the service revenues earned by GCE.

The changes described above at GCU have impacted or will impact GCE’s service revenue under the Master Services Agreement. In addition, due to the limited operating expenses that we incur to deliver those services, there has been or will be a direct reduction in our operating profit and operating margin.

GCE also has long-term services agreements with numerous other university partners across the United States. The majority of these other university partners’ students are studying in the Accelerated Bachelor of Science in Nursing program which is offered in a 12-16 month format in three or four academic semesters. The Spring, Summer and Fall 2020 semesters were completed without interruption and each university partner has started its Spring 2021 semester. Some students who were scheduled to start their program in the Summer 2020 semester delayed their start until the Fall 2020 which resulted in lower enrollments and revenues in the Summer 2020 semester than was planned. In a number of locations, the demand to start in the Fall 2020 semester was greater than initially planned but a number of our university or healthcare partners chose not to increase the Fall 2020 cohort size to compensate for the Summer 2020 start shortfall due to concerns about clinical availability. The Fall 2020 enrollment was only slightly lower than our original expectations as the Summer 2020 new start shortfall was offset by higher retention rates and slightly higher than expected Fall 2020 new starts.

No other changes are currently anticipated related to the Spring 2021 semester that would have an impact on GCE’s service revenue, operating profit and operating margins. However, if GCU determines that it must send its students home prior to the end of the Spring semester and elects to give partial refunds for dormitory and meal payments or if one of our other university partners closes a location prior to the end of the Spring semester, such an event would reduce the service revenues earned by GCE.

The COVID-19 outbreak also presents operational challenges to GCE as approximately 90% of our workforce is currently working remotely and is expected to continue doing so for the foreseeable future. This degree of remote working could increase risks in the areas of internal control, cyber security and the use of remote technology, and thereby result in interruptions or disruptions in normal operational processes.

It is not possible for us to completely predict the duration or magnitude of the adverse results of the COVID-19 pandemic and its effects on our business, results of operations or financial condition at this time, but such effects may be material in future quarters.

We estimate that the shift in net revenue from the third quarter to the fourth quarter as a result of the shift in the start date of the GCU Fall semester is $9.9 million. We estimate that the reduction in service revenue attributable to reduced tuition, fees and ancillary revenues of our university partners resulting from COVID-19 was $1.8 million, $7.5 million, $13.0 million and $7.3 million in the first, second, third and fourth quarters of 2020, respectively.

We estimate that the reduction in service revenue attributable to reduced tuition, fees and ancillary revenues of our university partners resulting from COVID-19 will be $4.5 million in the first quarter of 2021 with a comparable reduction in operating profit.

Grand Canyon Education, Inc. Reports Fourth Quarter 2020 Results

2021 Outlook

Q1 2021:	Net revenue of $235.0 million; As Adjusted Operating Margin 36.4%; As Adjusted Diluted EPS of $1.67 using 46.5 million diluted shares
Q2 2021:	Net revenue of $203.0 million; As Adjusted Operating Margin 26.0%; As Adjusted Diluted EPS of $1.09 using 46.0 million diluted shares
Q3 2021:	Net revenue of $221.0 million; As Adjusted Operating Margin 29.7%; As Adjusted Diluted EPS of $1.32 using 45.6 million diluted shares
Q4 2021:	Net revenue of $266.0 million; As Adjusted Operating Margin 42.2%; As Adjusted Diluted EPS of $2.11 using 45.2 million diluted shares
Full Year 2021:	Net revenue of $925.0 million; As Adjusted Operating Margin 34.2%; As Adjusted Diluted EPS of $6.19 using 45.8 million diluted shares

Forward-Looking Statements

This news release contains “forward-looking statements” which include information relating to future events, future financial performance, strategies expectations, competitive environment, regulation, and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new programs; whether regulatory developments or other matters may or may not have a material adverse effect on our financial position, results of operations, or liquidity; projections, predictions, expectations, estimates, and forecasts as to our business, financial and operating results, and future economic performance; and management’s goals and objectives and other similar expressions concerning matters that are not historical facts. Words such as “may,” “should,” “could,” “would,” “predicts,” “potential,” “continue,” “expects,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar expressions, the negative of these expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time those statements are made or management’s good faith belief as of that time with respect to future events and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause such differences include, but are not limited to: the harm to our business, results of operations, and financial condition, and harm to our university partners resulting from epidemics, pandemics, including the COVID-19 outbreak, or public health crises: the occurrence of any event, change or other circumstance that could give rise to the termination of any of our key university partner agreements; our ability to properly manage risks and challenges associated with strategic initiatives, including potential acquisitions or divestitures of, or investments in, new businesses, acquisitions of new properties and new university partners, and expansion of services provided to our existing university partners; our failure to comply with the extensive regulatory framework applicable to us either directly as a third party education services provider or indirectly through our university partners, including Title IV of the Higher Education Act and the regulations thereunder, state laws and regulatory requirements, and accrediting commission requirements; competition from other education services companies in our geographic region and market sector, including competition for students, qualified executives and other personnel; the pace of growth of our university partners’ enrollment and its effect on the pace of our own growth; our ability to, on behalf of our university partners, convert prospective students to enrolled students and to retain active students to graduation; our success in updating and expanding the content of existing programs and developing new programs in a cost-effective manner or on a timely basis for our university partners; the impact of any natural disasters or public health emergencies; and other factors discussed in reports on file with the Securities and Exchange Commission, including as set forth in Part I, Item 1A of our Annual Report on Form 10-K for period ended December 31, 2020, as updated in our subsequent reports filed with the Securities and Exchange Commission on Form 10Q or Form 8-K.

Forward-looking statements speak only as of the date the statements are made.  You should not put undue reliance on any forward-looking statements.  We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions, or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws.  If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2020 Results

Conference Call

Grand Canyon Education, Inc. will discuss its fourth quarter 2020 results and full year 2021 outlook during a conference call scheduled for today, February 17, 2021 at 4:30 p.m. Eastern time (ET). To participate in the live call, investors should dial 877-577-1769 (domestic and Canada) or 706-679-7806 (international), passcode 1957093 at 4:25 p.m. (ET). The Webcast will be available on the Grand Canyon Education, Inc. website at www.gce.com.

A replay of the call will be available approximately two hours following the conclusion of the call, at 855-859-2056 (domestic) or 404-537-3406 (international), passcode 1957093. It will also be archived at www.gce.com in the investor relations section for 60 days.

About Grand Canyon Education, Inc.

Grand Canyon Education, Inc. (“GCE”), incorporated in 2008, is a publicly traded education services company that currently provides services to 25 university partners. GCE is uniquely positioned in the education services industry in that its leadership has 30 years of proven expertise in providing a full array of support services in the post-secondary education sector and has developed significant technological solutions, infrastructure and operational processes to provide superior services in these areas on a large scale. GCE provides services that support students, faculty and staff of partner institutions such as marketing, strategic enrollment management, counseling services, financial services, technology, technical support, compliance, human resources, classroom operations, content development, faculty recruitment and training, among others. For more information about GCE visit the Company's website at www.gce.com.

Grand Canyon Education, Inc., 2600 W. Camelback Road, Phoenix, AZ 85017, www.gce.com.

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Grand Canyon Education, Inc. Reports Fourth Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Income Statements

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019
(In thousands, except per share data)
Service revenue	$238,289	$213,247	$844,096	$778,643
Costs and expenses:
Technology and academic services	31,833	25,128	116,012	90,512
Counseling services and support	58,505	59,957	234,534	223,598
Marketing and communication	38,292	33,863	164,334	142,896
General and administrative	10,263	10,148	43,360	44,317
Amortization of intangible assets	2,104	2,179	8,419	8,223
Loss on transaction	—	—	—	3,966
Total costs and expenses	140,997	131,275	566,659	513,512
Operating income	97,292	81,972	277,437	265,131
Interest income on Secured Note	14,872	14,872	59,190	59,297
Interest expense	(865)	(2,943)	(4,402)	(11,311)
Investment interest and other	122	343	915	4,385
Income before income taxes	111,421	94,244	333,140	317,502
Income tax expense	24,666	17,575	75,944	58,327
Net income	$86,755	$76,669	$257,196	$259,175
Earnings per share:
Basic income per share	$1.87	$1.61	$5.49	$5.42
Diluted income per share	$1.86	$1.59	$5.45	$5.37
Basic weighted average shares outstanding	46,369	47,758	46,880	47,814
Diluted weighted average shares outstanding	46,655	48,112	47,165	48,266

Grand Canyon Education, Inc. Reports Fourth Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Balance Sheets

	As of December 31,	As of December 31,
(In thousands, except par value)	2020	2019
ASSETS:	(Unaudited)
Current assets
Cash and cash equivalents	$245,769	$122,272
Restricted cash and cash equivalents	—	300
Investments	10,840	21,601
Accounts receivable, net	62,189	48,939
Interest receivable on Secured Note	5,011	5,011
Income taxes receivable	1,294	2,186
Other current assets	8,639	8,035
Total current assets	333,742	208,344
Property and equipment, net	128,657	119,734
Right-of-use assets	61,020	27,770
Secured Note receivable, net	964,912	969,912
Amortizable intangible assets, net	193,638	202,057
Goodwill	160,766	160,766
Other assets	1,844	1,706
Total assets	$1,844,579	$1,690,289
LIABILITIES AND STOCKHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$16,583	$14,835
Accrued compensation and benefits	34,248	20,800
Accrued liabilities	21,945	16,771
Income taxes payable	5,405	6,576
Deferred revenue	—	20
Current portion of lease liability	7,393	3,084
Current portion of notes payable	33,144	33,144
Total current liabilities	118,718	95,230
Deferred income taxes, noncurrent	20,288	18,320
Other noncurrent liabilities	3	13
Lease liability, less current portion	56,611	25,519
Notes payable, less current portion	74,630	107,774
Total liabilities	270,250	246,856
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value, 10,000 shares authorized; 0 shares issued and outstanding at December 31, 2020 and December 31, 2019	—	—
Common stock, $0.01 par value, 100,000 shares authorized; 53,277 and 53,054 shares issued and 46,649 and 48,105 shares outstanding at December 31, 2020 and December 31, 2019, respectively	533	531
Treasury stock, at cost, 6,628 and 4,949 shares of common stock at December 31, 2020 and December 31, 2019, respectively	(303,379)	(169,365)
Additional paid-in capital	282,467	270,923
Retained earnings	1,594,708	1,341,344
Total stockholders’ equity	1,574,329	1,443,433
Total liabilities and stockholders’ equity	$1,844,579	$1,690,289

Grand Canyon Education, Inc. Reports Fourth Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Consolidated Statements of Cash Flows

(Unaudited)

	Year Ended
	December 31,
(In thousands)	2020	2019

Cash flows provided by operating activities:
Net income	$257,196	$259,175
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	10,663	10,300
Depreciation and amortization	21,233	18,696
Amortization of intangible assets	8,419	8,223
Deferred income taxes	3,136	1,670
Loss on transaction	—	3,966
Other, including fixed asset impairments	571	(335)
Changes in assets and liabilities:
Accounts receivable and interest receivable from university partners	(13,250)	766
Other assets	(621)	2,136
Right-of-use assets and lease liabilities	2,151	833
Accounts payable	1,012	(3,095)
Accrued liabilities	18,612	5,078
Income taxes receivable/payable	(279)	(1,044)
Deferred rent	(20)	(25)
Net cash provided by operating activities	308,823	306,344
Cash flows used in investing activities:
Capital expenditures	(29,418)	(22,391)
Additions of amortizable content	(524)	(260)
Acquisition, net of cash acquired	—	(361,184)
Funding to GCU	(75,000)	(169,819)
Repayment by GCU	75,000	100,000
Purchases of investments	—	(9,384)
Proceeds from sale or maturity of investments	10,591	57,163
Net cash used in investing activities	(19,351)	(405,875)
Cash flows (used in) provided by financing activities:
Principal payments on notes payable	(33,144)	(92,433)
Debt issuance costs	—	(2,385)
Proceeds from notes payable	—	243,750
Net borrowings from revolving line of credit	—	(68,750)
Repurchase of common shares including shares withheld in lieu of income taxes	(134,014)	(43,913)
Net proceeds from exercise of stock options	883	3,821
Net cash (used in) provided by financing activities	(166,275)	40,090
Net increase (decrease) in cash and cash equivalents and restricted cash	123,197	(59,441)
Cash and cash equivalents and restricted cash, beginning of period	122,572	182,013
Cash and cash equivalents and restricted cash, end of period	$245,769	$122,572
Supplemental disclosure of cash flow information
Cash paid for interest	$4,306	$11,516
Cash paid for income taxes	$68,381	$59,903
Supplemental disclosure of non-cash investing and financing activities
Purchases of property and equipment included in accounts payable	$1,206	$469
Allowance for credit losses of $5,000, net of taxes of $1,168 from adoption of ASU 2016-13	$3,832	$—
Lease adoption - recognition of right-of-use assets and lease liabilities	$—	$498
ROU Asset and Liability recognition	$33,250	$14,203
Reclassification of interest rate corridor due to expiration	$—	$1,100

Grand Canyon Education, Inc. Reports Fourth Quarter 2020 Results

GRAND CANYON EDUCATION, INC.

Adjusted EBITDA  (Non-GAAP Financial Measure)

Adjusted EBITDA is defined as net income plus interest expense, less interest income and other gain (loss) recognized on investments, plus income tax expense, and plus depreciation and amortization (EBITDA), as adjusted for (i) contributions to private Arizona school tuition organizations in lieu of the payment of state income taxes; (ii) loss on transaction; (iii) share-based compensation, and (iv) unusual charges or gains, such as litigation and regulatory reserves, impairment charges and asset write-offs, and exit or lease termination costs. We present Adjusted EBITDA because we consider it to be an important supplemental measure of our operating performance. We also make certain compensation decisions based, in part, on our operating performance, as measured by Adjusted EBITDA, and our loan agreement requires us to comply with covenants that include performance metrics substantially similar to Adjusted EBITDA. All of the adjustments made in our calculation of Adjusted EBITDA are adjustments to items that management does not consider to be reflective of our core operating performance. Management considers our core operating performance to be that which can be affected by our managers in any particular period through their management of the resources that affect our underlying revenue and profit generating operations during that period and does not consider the items for which we make adjustments (as listed above) to be reflective of our core performance.

We believe Adjusted EBITDA allows us to compare our current operating results with corresponding historical periods and with the operational performance of other companies in our industry because it does not give effect to potential differences caused by variations in capital structures (affecting relative interest expense, including the impact of write-offs of deferred financing costs when companies refinance their indebtedness), tax positions (such as the impact on periods or companies of changes in effective tax rates or net operating losses), the book amortization of intangibles (affecting relative amortization expense), and other items that we do not consider reflective of underlying operating performance. We also present Adjusted EBITDA because we believe it is frequently used by securities analysts, investors, and other interested parties as a measure of performance.

In evaluating Adjusted EBITDA, investors should be aware that in the future we may incur expenses similar to the adjustments described above. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by expenses that are unusual, non-routine, or non-recurring. Adjusted EBITDA has limitations as an analytical tool in that, among other things it does not reflect:

●	cash expenditures for capital expenditures or contractual commitments;

●	changes in, or cash requirements for, our working capital requirements;

●	interest expense, or the cash required to replace assets that are being depreciated or amortized; and

●	the impact on our reported results of earnings or charges resulting from the items for which we make adjustments to our EBITDA, as described above and set forth in the table below.

In addition, other companies, including other companies in our industry, may calculate these measures differently than we do, limiting the usefulness of Adjusted EBITDA as a comparative measure. Because of these limitations, Adjusted EBITDA should not be considered as a substitute for net income, operating income, or any other performance measure derived in accordance with and reported under GAAP, or as an alternative to cash flow from operating activities or as a measure of our liquidity. We compensate for these limitations by relying primarily on our GAAP results and only use Adjusted EBITDA as a supplemental performance measure.

The following table provides a reconciliation of net income to Adjusted EBITDA, which is a non-GAAP measure for the periods indicated:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	(Unaudited, in thousands)		(Unaudited, in thousands)
Net income	$86,755	$76,669	$257,196	$259,175
Plus: interest expense	865	2,943	4,402	11,311
Less: interest income on Secured Note	(14,872)	(14,872)	(59,190)	(59,297)
Less: investment interest and other	(122)	(343)	(915)	(4,385)
Plus: income tax expense	24,666	17,575	75,944	58,327
Plus: amortization of intangible assets	2,104	2,179	8,419	8,223
Plus: depreciation and amortization	5,394	4,876	21,233	18,696
EBITDA	104,790	89,027	307,089	292,050
Plus: contributions in lieu of state income taxes	—	—	5,000	4,003
Plus: loss on transaction	—	—	—	3,966
Plus: share-based compensation	2,616	2,560	10,663	10,300
Plus: estimated litigation and regulatory reserves	401	429	1,078	1,023
Adjusted EBITDA	$107,807	$92,016	$323,830	$311,342

Non-GAAP Net Income and Non-GAAP Diluted Income Per Share

The Company believes the presentation of non-GAAP net income and non-GAAP diluted income per share information that excludes amortization of intangible assets, loss on transaction expenses and favorable discrete income tax amounts recorded in the first quarter of 2019 allows investors to develop a more meaningful understanding of the Company’s performance over time. Accordingly, for the three-months and years ended December 31, 2020 and 2019, the table below provides reconciliations of these non-GAAP items to GAAP net income and GAAP diluted income per share, respectively:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2020	2019	2020	2019

	(Unaudited, in thousands except per share data)
GAAP Net income	$86,755	$76,669	$257,196	$259,175
Amortization of intangible assets	2,104	2,179	8,419	8,223
Loss on transaction	—	—	—	3,966
Less favorable tax effect for discrete item related to prior year tax obligations(1)	—	-	-	(4,286)
Income tax effects of adjustments excluding discrete tax item impact (1)	(466)	(406)	(1,919)	(2,469)
As Adjusted, Non-GAAP Net income	$88,393	$78,442	$263,696	$264,609

GAAP Diluted income per share	$1.86	$1.59	$5.45	$5.37
Amortization of intangible assets (2)	$0.03	$0.04	$0.14	$0.14
Loss on transaction (3)	$-	$-	$—	$0.07
Less favorable tax effect for discrete item related to prior year tax obligations(1)	$-	$—	$—	$(0.09)
As Adjusted, Non-GAAP Diluted income per share	$1.89	$1.63	$5.59	$5.48

(1)	The income tax effects of adjustments are based on the effective income tax rate applicable to adjusted (non-GAAP) results, excluding the discrete item related to prior year tax obligations recorded in the year ended December 31, 2019.
(2)	The amortization of acquired intangible assets per diluted share is net of an income tax benefit of $0.01 and $0.01 for the three months ended December 31, 2020 and 2019, respectively, and net of an income tax benefit of $0.03 and $0.03 for the years ended December 31, 2020 and 2019, respectively.
(3)	The loss on transaction per diluted share is net of an income tax benefit of $0.02 for the year ended December 31, 2019.